Exhibit 99.a(3)

CERTIFICATE OF AMENDMENT

OF

PW COTTONWOOD FUND, L.L.C.

           1.      The name of the limited liability company is PW Cottonwood Fund, L.L.C.

           2.      The Certificate of Formation of the limited liability company is hereby amended as follows:

          The name of the limited liability company is UBS PW TECHNOLOGY PARTNERS, L.L.C.

           3.      This Certificate of Amendment shall be effective upon filing.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of PW Cottonwood Fund, L.L.C. this 12th day of September, 2002.

AUTHORIZED PERSON: By:/s/ Michael Mascis Michael Mascis